Exhibit 99.1

For more information:

Deborah Reinert

Omnicell, Inc.

Investor Relations

800-850-6664, ext. 6403

deborah.reinert@omnicell.com

Omnicell Updates 2008 Year End Guidance and Announces Company Reorganization

MOUNTAIN VIEW, Calif., — January 20, 2009 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of system solutions to acute healthcare facilities, today updated its 2008 year end guidance and provided initial guidance for expected 2009 financial results. In addition, Omnicell announced a reorganization focused on driving sales through higher levels of customer satisfaction.

Omnicell reconfirmed that it expects 2008 results to be consistent with previous guidance of 18% revenue growth from 2007 and at the higher end of previous guidance of $0.65 to 0.70 non-GAAP earnings per fully diluted share, which excludes stock compensation expense.  2008 year end backlog is expected to be $110 million compared with 2007 year end backlog of $137 million, and lower than previously expected.

“Economic conditions have caused some customers to postpone orders,” said Omnicell CEO, president and chairman Randall Lipps. “We do not expect customers to stop their acquisition process, but believe the sales cycle will continue to be slow until the economic environment improves,” Mr. Lipps added. “Order volume in the fourth quarter of 2008 was substantially less than expected, especially in December.”

Omnicell now expects 2009 revenue of between $200 and $210 million and non-GAAP  earnings per fully diluted share of $0.30 to $0.35 excluding stock compensation expense. Commenting on the forecast, Mr. Lipps added, “Our systems sales forecast reflects the challenging global economic and financial market environment. Still, the patient safety initiatives that our systems support remain a priority in hospitals, and to that affect we continue to secure contracts with large healthcare institutions.  However, this will not preclude us from taking appropriate cost cutting measures in 2009 to balance our business with demand for our products while assuring we keep the highest customer satisfaction standards in place.”

Today’s announcement also includes a reorganization that will place additional focus on driving sales through increased customer satisfaction. Omnicell appointed longtime Omnicell executive, J. Christopher Drew as senior vice president, field operations. Mr. Drew will be responsible for all customer facing activities of the Company. Reporting to Mr. Drew will be three seasoned general managers, each having 14+ years of sales and service experience in the healthcare industry, and who will be responsible for sales, field installation operations, and field customer service in specific geographical areas of the United States and Canada. In this reorganization, the position of vice president, sales, formerly held by Renee Luhr, will not be filled. Ms. Luhr previously informed the company of her resignation effective February 15, 2009.

Omnicell also announced the addition of Marga Ortigas-Wedekind as vice president, marketing and Nhat Ngo as vice president, strategy and business development. Ms. Ortigas-Wedekind most recently served as senior vice president, marketing, development, and clinical affairs at Xoft, Inc. a manufacturer of radiation therapy products, and has more than 18 years of marketing experience in the healthcare industry. Mr. Ngo most recently served as vice president, business development and licensing at Covidien, a global healthcare and supply company and held a number of senior management positions at Britesmile, a cosmetic solutions company between 1999 and 2006.

“During the past year we have found that the alignment of our functional organizations around customer focus drives increased satisfaction, and ultimately, more sales opportunities,” said Mr. Lipps. “This reorganization allows us to accelerate the speed of decision-making and execution by pushing those functions closer to the customer. The addition of Marga and Nhat to the executive team strengthens the development and execution of our strategic initiatives.”

Conference Call Scheduled

Omnicell has scheduled a conference call to answer questions regarding the Company’s updated forecast and reorganization changes at 8:30 a.m. EST January 21, 2009. The conference call can be monitored by dialing 1-888-803-5209 within the U.S. or 1-706-679-1978 for all other locations. The conference ID # is 82021524. Internet users can access the conference call via webcast at: www.omnicell.com. A replay of the call will be available at approximately 9:00 a.m. PST on January 21, 2009 through 1:59 p.m. PST on January 28. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations, conference ID # 82021524.

Omnicell is also scheduled to report its 2008 full fourth quarter results in a webcast and conference call on January 29, 2009, at which point the Company will discuss in more detail the results of the fourth quarter and year-end 2008 and guidance for 2009. Dial-in and webcast access information will be available in the Investor Relations section of the Omnicell website at: http://www.omnicell.com.

About Omnicell

Omnicell, Inc. (NASDAQ: OMCL) is a leading provider of systems and software solutions targeting patient safety and operational efficiency in healthcare facilities. Since 1992, Omnicell has worked to enhance patient safety and allow clinicians to spend more time with their patients.

Omnicell’s medication-use product line includes solutions for the central pharmacy, nursing unit, operating room, and patient bedside. Solutions range from large central pharmacy smart inventory carousels to small handheld devices. From the point at which a medication arrives at the receiving dock to the time it is administered, Omnicell systems store it, package it, bar code it, order it, issue it, and provide information and controls on its use and reorder.

Our supply product lines provide a healthcare institution with fast, effective control of costs, capture of charges for payer reimbursement, and timely reorder of supplies. Products range from high-security closed-cabinet systems and software to open-shelf and combination solutions in the nursing unit, catheter lab and operating room.

Omnicell’s mission is to provide the best customer experience in healthcare, helping hospitals reduce medication errors, operate more efficiently, and decrease costs. For more information, visit www.omnicell.com.

Forward-Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission (SEC) filings and include, without limitation, the unfavorable general economic and market conditions, the tightening in the credit markets, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the company to grow product backlog, retain key personnel,  develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

OMCL-E

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